711 Koehler Avenue, Suite 2 – Ronkonkoma, NY 11779 (631) 981-9700 - www.lakeland.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

Lakeland Industries Third Quarter Net Income Increases 37%

RONKONKOMA,  NY — December 13, 2004 — Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income increased 37% to $1.2 million for the fiscal 2005 third quarter ended October 31, 2004, compared to $0.9 million for the same period last year. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and to first responders on the federal, state and local levels.

Net sales increased 5% to $22.4 million for the fiscal 2005 third quarter ended October 31, 2004, compared to $21.3 million for the same period last year. Net sales increased 5% to $72.1 million for the first nine months of fiscal 2005, compared to $68.4 million for the first nine months of fiscal 2004.

Gross profit increased 9% to $4.9 million and increased 19% to $15.8 million for the third quarter and nine months ended October 31, 2004, respectively, compared to $4.5 million and $13.3 million for the same periods last year. Gross margins (gross profit as a percentage of net sales) increased to 22% for the third quarter and nine months ended October 31, 2004, compared to 21% and 19% for the third quarter and nine months ended October 31, 2003, respectively.

Operating profit increased 36% to $2.0 million and increased 42% to $6.3 million for the third quarter and nine months ended October 31, 2004, respectively, compared to $1.5 million and $4.4 million for the same periods last year. Operating margins increased to 9% for the third quarter and for the first nine months of fiscal 2005, compared to 7% for the third quarter of fiscal 2004 and 6% for the first nine months of fiscal 2004. Lakeland’s operating margins are at the highest levels in the Company’s history, which were 6% in fiscal 2004 and fiscal 2003, and 5% in fiscal 2002. The Company expects this upward trend to continue as it moves a portion of its domestic production to China and Mexico.

During the second quarter ended July 31, 2004, the Company issued approximately 1.3 million new shares to the public that helped solidify its balance sheet. This issuance of shares had a negative impact on the Company’s earnings per share because the weighted average shares outstanding increased 40% for the third quarter ended October 31, 2004, compared to the third quarter last year. Earnings were $0.26 per basic and diluted share for the third quarter ended October 31, 2004, compared to $0.27 per basic and diluted share for the same period last year.

Net income increased 38% to $3.8 million for the first nine months of fiscal 2005, compared to $2.7 million for the first nine months of fiscal 2004. Earnings per share increased 16% to $0.96 for the first nine months of fiscal 2005, compared to $0.83 for the same period last year.

On October 31, 2004, the Company’s balance sheet included total assets of $59.8 million, cash and marketable securities of $10.7 million, working capital of $50.1 million, no bank debt and stockholders’ equity of $53.2 million or $11.67 per share of book value.

“ We are encouraged by what we’ve seen so far during the fourth quarter of fiscal 2005,” stated Christopher J. Ryan, President and CEO of Lakeland Industries. “Overall sales for November of fiscal 2005 increased 17%, compared to November of fiscal 2004 and we hope this portends a strong fourth quarter. The strong November sales were led by a 12% increase in disposable products, which comprise over 70% of total revenue, and a 40% increase in high-end chemical suits, which now comprise approximately 13% of total revenue. It is also of significant importance that the majority of funds that have been allocated for first responders have not been spent and federal guidelines have yet to be established. We expect robust sales of our high-end chemical suits once compatibility standards are announced.”

Mr. Ryan will host a conference call today at 5:00 PM (EST) to discuss the Company’s third quarter results. Investors can listen to the call by dialing (800) 921-9431 (Domestic) or (973) 582-2703 (International) or logging onto:

Live Real Player Conference Stream Link: http://tinyurl.com/4svrk Archived Real Player Conference Stream Link: http://tinyurl.com/5sq2h	Windows Media Conference Stream Link: http://tinyurl.com/5ccf2 Windows Media Conference Stream Link: http://tinyurl.com/4uqxz

About Lakeland Industries, Inc.:
Lakeland is among one of the leading companies designing and manufacturing protective garments for industry, municipalities, and the burgeoning healthcare field, Lakeland Industries’products have established and maintained their global reputation for overall quality. Indeed, our products have long been recognized as the field’s gold standard for quality – that essential, expected and deserved constituent of any protective wear.

For more information concerning Lakeland, please visit us at: www.lakeland.com

Contact:
Lakeland Industries      Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com
Investor Relations        Mike Frank, (201) 601-9595, mike@mfallc.com.

“ Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated”or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)
	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003

Net sales	$22,416	$21,332	$72,099	$68,447

Cost of goods sold	17,491	16,831	56,333	55,157

Gross profit	4,925	4,501	15,766	13,290

Operating expenses	2,924	3,035	9,501	8,868

Operating profit	2,001	1,467	6,266	4,423

Other income, net	15	14	26	60

Interest expense	(1)	(119)	(207)	(400)

Income before income taxes	2,016	1,362	6,084	4,083

Provision for income taxes	698	492	1,904	1,358

Income before minority interest	1,318	870	4,180	2,725

Minority interest in net income of
variable interest entities	127	-	422	-

Net income	$1,190	$870	$3,758	$2,725

Net income per common share*:
Basic	$0.26	$0.27	$0.96	$0.83

Diluted	$0.26	$0.27	$0.96	$0.83

Weighted average common
shares outstanding*:
Basic	4,560,885	3,268,991	3,899,932	3,268,351

Diluted	4,562,436	3,274,429	3,904,009	3,274,480

* Adjusted for the 10% stock dividend to shareholders of record on July 31, 2003

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
	October 31, 2004 (Unaudited)	January 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$4,844	$2,445
Marketable securities	5,894	-
Accounts receivable, net	13,757	12,570
Inventories	28,641	26,266
Deferred income taxes	790	790
Other current assets	778	1,213

Total current assets	54,705	43,285

Property and depreciation, net	5,061	3,921
Other assets	74	98

	$59,840	$47,304

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,099	$3,461
Current portion of long-term liabilities	-	16,785
Accrued expenses and other current liabilities	1,492	1,263

Total current liabilities	4,592	21,509

Other long-term liabilities	535	517
Deferred income taxes	251	251
Minority interest in Variable Interest Entities	1,255	-

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
4,560,885 and 3,237,925 shares at October
31, 2004 and at January 31, 2004, respectively	46	33
Additional paid-in capital	36,273	11,862
Retained earnings	16,890	13,132

Total stockholders' equity	53,209	25,027

	$59,840	$47,304